For Information, Contact:
Company Contact:
Jeff Unger, Investor Relations
(561) 514-0115

Andrew Bard, Weber Shandwick
(212) 445-8368

         Casual Male Retail Group, Inc. Completes the Sale of its
                    Levi's(r)/Dockers(r) Outlet Stores

CANTON, MA, Nov. 29, 2004 -- Casual Male Retail Group, Inc. (Nasdaq:
CMRG), retail brand operator of Casual Male Big & Tall and Rochester
Big & Tall, and the exclusive retailer of George Foreman's clothing collection, announces the completion of its previously announced sale of its 32 remaining Levi's(r)/Dockers(r) Outlet stores to Hub Holding Corp. The sale price was approximately $12.8 million in cash and the buyer will assume all normal business obligations and lease obligations of the remaining 32 stores. The proceeds from the sale will be used to reduce Casual Male's outstanding debt under its revolving line of credit.

"The sale comes at a very opportune time for Casual Male, as we begin our integration of the Rochester brand and the start of the holiday season," said David Levin, President and Chief Executive Officer of Casual Male Retail Group, Inc. "We are focused on driving traffic to our stores and providing an enjoyable shopping experience to our customers."

"We are delighted to complete this transaction on a basis that is good for all parties involved, Casual Male, Hub Holding Corp., an affiliate of Sun Capital, and the dedicated employees of the Levi's(r)/Dockers(r) outlet stores," said Seymour Holtzman, Chairman of Casual Male Retail Group, Inc.

CMRG, the largest retailer of big and tall men's apparel, operates 496 Casual Male Big & Tall stores, the Casual Male e-commerce site, Casual Male catalog business, and 22 Rochester Big & Tall stores and direct to consumer business. The Company is headquartered in Canton, Massachusetts and its common stock is listed on the Nasdaq National Market under the symbol "CMRG."

This press release contains forward-looking statements within the meaning of the federal securities laws. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company in this press release due to numerous factors. Furthermore, the Company encourages readers to refer to its prior filings with the Securities and Exchange Commission, including, without limitation, its Current Report on Form 8-K filed on April 14, 2004, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.